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                                                                   EXHIBIT 99.10

KPMG
4200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402

            Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder of
Minnesota Life Insurance Company and
Contract Owners of Variable Annuity Account:

We consent to the use of our report dated March 12, 2007 on the consolidated financial statements and supplementary schedules of Minnesota Life Insurance Company and subsidiaries and our report dated March 23, 2007 on the financial statements of Variable Annuity Account included herein and to the reference to our Firm under the heading "INDEPENDENT PUBLIC ACCOUNTING FIRM" in Part B of the Registration Statement.

                                                /s/ KPMG LLP
                                                KPMG LLP

Minneapolis, Minnesota
September 5, 2007